Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

Republic Power Group Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares	(1)	Other	4,568,000	$2.1654	$9,891,547.20	0.0001381	$1,366.02

Total Offering Amounts:							$9,891,547.20		1,366.02
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$1,366.02

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Offering Note(s)

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of Class A ordinary shares that may be issued and resold resulting from share splits, share dividends or such similar transactions.

Represents the sum of up to 4,568,000 Class A ordinary shares of the Company, issuable upon conversion of convertible notes issued and issuable to the selling shareholder named in the Registration Statement.

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the Class A ordinary shares issuable upon conversion of convertible notes is based upon $2.16545, which is the average of the high and low closing sale prices of the shares of ordinary shares as of August 18, 2026, as reported on The Nasdaq Capital Market.